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                                                                EXHIBIT (12)(a)

                                  ONEOK, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements

                                                          Year Ended
                                                         December 31,
(Unaudited)                                           2001          2000
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                                                     (Thousands of Dollars)

Fixed Charges, as defined
  Interest on long-term debt                       $  109,229    $   90,027
  Other interest                                       27,454        24,775
  Amortization of debt discount and expense             3,475         3,828
  Interest on lease agreements                          5,698         3,497
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    Total Fixed Charges                               145,856       122,127
Preferred dividend requirements                        59,839        59,839
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Total fixed charges and
  preferred dividend requirements                  $  205,695    $  181,966
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Earnings before income taxes and
  income from equity investees                     $  147,841    $  229,754
Total fixed charges                                   145,856       122,127
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Earnings available for combined fixed charges and
  preferred stock dividend requirements            $  293,697    $  351,881
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Ratio of Earnings to combined fixed charges and
  preferred stock dividend requirements                  1.43 x        1.93 x
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For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.